Exhibit 3.1

ARTICLES OF INCORPORATION

In compliance with Chapter 607 and/or Chapter 621, F.S. (Profit)

ARTICLE I

The name of the corporation shall be:

Skreem Studios, Inc,.

ARTICLES II PRINCIPAL OFFICE

The principal place of business/mailing address is:

7648 Southland Blvd. Suite 105

Orlando, Florida 32809

ARTICLE III PURPOSE

The purpose for which the corporation is organized is:

Any and all lawful business

ARTICLE IV SHARES

The number of shares of stock is:

100,000,000 authorized; par value .001

ARTICLE V INITIAL OFFICERS AND/OR DIRECTORS

List name(s) , address(es) and specific title(s):

Charles Camorata, President and Director	Karen Aalders, Secretary/Treasurer & Director
7648 Southland Blvd. Suite 105	11637 Orpington St.
Orlando, FL 32809	Orlando, FL 32817

Justin Martin, Vice President & Director
7648 Southland Blvd. Suite 105
Orlando, FL 32809

ARTICLE VI REGISTERED AGENT

The name and Florida street address (P.O. Box NOT acceptable) of the registered agent is:

Karen Aalders

11637 Orpington St.

Orlando, Florida 32817

ARTICLE VII INCORPORATOR

The name and address of the Incorporator is:

Karen Aalders

11637 Orpington St.

Orlando, Florida 32817

Having been named as registered agent to accept service of process for the above stated corporation at the place designated in this certificate, I am familiar with and accept the appointment as registered agent and agree to act in this capacity.

/s/ Karen Aalders	6/19/08
Signature/Registered Agent	Date

/s/ Karen Aalders	6/19/08
Signature/Incorporator	Date